Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 29, 2026 with respect to the financial statements of U.S. Gold Corp. and Subsidiaries for the year ended April 30, 2026 included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Houston, Texas

August 21, 2026